UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2011

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2011, Lighting Science Group Corporation, a Delaware corporation (the “Company”), executed an employment letter (the “Employment Letter”) related to the Company’s employment of James Haworth. Pursuant to the Employment Letter, Mr. Haworth will serve as the Company’s Chief Executive Officer, effective as of April 28, 2011, for a period of approximately four years through May 1, 2015. The Employment Letter will automatically renew for an additional year beginning on such date unless written notice of non-renewal is given by either the Company or Mr. Haworth 60 days prior to the renewal date.

The Employment Letter provides that Mr. Haworth is entitled to an annual base salary of $410,000 (the “Base Salary”), reimbursement of documented reasonable relocation expenses, and benefits generally available to other senior executives of the Company. Mr. Haworth will also be eligible to participate in all bonus plan(s), as the board of directors of the Company (the “Board”) in its sole discretion may establish, in which the senior executives of the Company participate. Pursuant to the Employment Letter, Mr. Haworth was granted 1,000,000 shares of restricted common stock of the Company and options to purchase up to an aggregate of 1,000,000 shares of common stock of the Company, each subject to the Company’s Amended and Restated Equity Based Compensation Plan and certain vesting conditions as described therein.

If Mr. Haworth’s employment is terminated by the Company without “cause,” or he resigns for “good reason,” he would be entitled to receive severance payments from the Company equal to one and a half times the Base Salary, paid in substantially equal installments during the eighteen month period following such termination. If Mr. Haworth’s employment is terminated without “cause,” or he resigns for “good reason,” within two years of a “change of control” then he would be entitled to severance payments from the Company equal to two times the Base Salary, paid in substantially equal installments during the twenty-four month period following such termination. In addition, if (i) a “change of control” occurs and the consideration received by the Company’s stockholders is at least $4.50 per share of common stock, and (2) any payments made to Mr. Haworth as a result of such “change of control” are deemed to constitute “excess parachute payments” under Section 280(G)(b)(2) of the Internal Revenue Code, which would subject him to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Haworth would be entitled to receive a lump sum payment equal to 100% of such excise tax.

The foregoing summary of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information in Item 1.01 of this Current Report is incorporated herein by reference.

Mr. Haworth has served as the head of marketing and strategy for Philips Professional Luminaires North America (“Philips”) where he was responsible for all upstream marketing functions of Philips’ lighting business and managed Philips’ mergers and acquisitions activities in LED lighting. Mr. Haworth has also served as the President and Chief Executive Officer of JJI Lighting Group, which in 2006 was strategically sold to the Genlyte Group. Mr. Haworth supervised the acquisition and implementation team at the Genlyte Group until it was subsequently purchased by Philips in 2008.

Mr. Haworth, 48, is a Certified Public Accountant and holds a BBA from Loyola University of Chicago and a MBA from the J.L. Kellogg Graduate School of Business at Northwestern University. He is a member of several professional associations, including the American Institute of Certified Public Accountants.

On April 28, 2011, in conjunction with the hiring of Mr. Haworth as Chief Executive Officer of the Company, Richard Weinberg resigned from his position as interim Chief Executive Officer of the Company. Mr. Weinberg will continue to serve as the Chairman of the Board.

Section 7 - Regulation FD

Item 7.01	Regulation FD Disclosure.

On April 28, 2011, the Company issued a press release. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: May 4, 2011	By:	/s/ Gregory T. Kaiser.
		Name:	Gregory T. Kaiser
		Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Employment Letter, dated as of April 28, 2011, between Lighting Science Group Corporation and James Haworth.

99.1	Press release (furnished herewith pursuant to Item 7.01).